Exhibit 99.1

iPCS, INC. TO PRESENT AT RAYMOND JAMES 30TH ANNUAL
INSTITUTIONAL INVESTOR CONFERENCE

Presentation on March 11th at 9:15 am in Orlando, FL

SCHAUMBURG, Ill. — March 5, 2009 - iPCS, Inc. (Nasdaq: IPCS), a Sprint PCS Affiliate of Sprint Nextel, announced that it will be presenting at the upcoming Raymond James Institutional Investor Conference. Tim Yager, President and Chief Executive Officer and Steb Chandor, Executive Vice President and Chief Financial Officer, will provide an overview of the Company’s current business strategy.

iPCS will be presenting at 9:15am. (ET) on March 11th at the JW Marriott Grande Lakes in Orlando, Florida.

A live webcast of the audio portion of the presentation, along with the related presentation slides, will be made available at the Company’s web site, http://www.ipcswirelessinc.com, just prior to the presentation.  Follow the directions on the main page to link to the audio and the slides.  Please visit the web site at least fifteen minutes prior to the presentation to register, download and install any necessary audio software.  A replay of the webcast will be available within 24 hours of the presentation.  The replay of the webcast, along with the related slides, will be available for a week following the conference.

About iPCS, Inc.

iPCS, through its operating subsidiaries, is a Sprint PCS Affiliate of Sprint Nextel Corporation with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 81 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), the Tri-Cities region of Tennessee (Johnson City, Kingsport and Bristol), Scranton (PA), Saginaw-Bay City (MI), Central Illinois (Peoria, Springfield, Decatur, and Champaign) and the Quad Cities region of Illinois and Iowa (Bettendorf and Davenport, IA, and Moline and Rock Island, IL).  As of December 31, 2008, iPCS’s licensed territory had a total population of approximately 15.1 million residents, of which its wireless network covered approximately 12.5 million residents, and iPCS had approximately 691,100 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit iPCS’s website at www.ipcswirelessinc.com.

Investor Contact:

Nathan Elwell

FD

Nathan.Elwell@fd.com

312-553-6706

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